November 9, 2006

Sun Life Insurance and Annuity Company of New York

60 East 42nd Street, Suite 115

New York, New York 10165

Re: Pre-Effective Amendment One to Registration Statement of Sun Life (N.Y.) Variable Account J on Form N-6

File No.333-136435

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced pre-effective amendment to the registration statement (the "Registration Statement") of Sun Life (N.Y.) Variable Account J (the "Variable Account"), a separate account of Sun Life Insurance and Annuity Company of New York (the "Company"), with respect to the proposed sale of an indefinite amount of flexible premium combination fixed and variable life insurance policies (the "Policies") described in the prospectus (the "Prospectus") contained in the Registration Statement.

I have examined all such corporate records of the Company and such other documents and laws as I consider necessary as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. The Company is a corporation in good standing duly organized and validly existing under the laws of the State of New York.

2. The Variable Account has been duly established by the Company under the laws of the State of New York.

3. Assets allocated to the Variable Account will be owned by the Company, and the Policies provide that the portion of assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4. When issued and sold as described in the Prospectus, the Policies will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Sandra M. DaDalt

Sandra M. DaDalt, Esq.

Assistant Vice President and Senior Counsel